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                                                         EXHIBIT (10)(o)

                           EARLY RETIREMENT AGREEMENT
                                      and

                                GENERAL RELEASE


         1. The Parties to this Early Retirement Agreement and General Release are The Lubrizol Corporation ("Lubrizol") and William D. Manning ("WDM"). This General Release will also be binding on WDM's heirs, successors, and assigns. This General Release releases Lubrizol as well as its successors, assigns, divisions, related or affiliated companies, officers, directors, shareholders, members, employees, agents and counsel, including without limitation any and all management and supervisory employees (hereinafter collectively termed the "Released Parties").

         2. Lubrizol advises WDM to consult with an attorney prior to executing this General Release. WDM agrees that he has had the opportunity to consult counsel, if he chose to do so and, that he has had adequate time to read and consider this General Release before executing it (at least 45 days, if needed). WDM acknowledges that he is responsible for any costs and fees resulting from his attorney reviewing this General Release. WDM agrees that he has carefully read this General Release and knows its contents, and that he signs this General Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms.

         3. As consideration for the promises in this Early Retirement Agreement and General Release, and for the purpose of securing the release of any and all claims against the Released Parties (including personal injury claims), it is agreed:

         A. WDM will continue to serve, subject to removal for cause, as an officer of the corporation until the election of officers following the annual meeting of shareholders in April, 1994. He will retire at that time.

         B. WDM will hold his current title until the President of the corporation determines that the transition into the reorganized corporate management structure has been essentially completed, at which time WDM will assume the new title of Senior Vice President and Assistant to the President until his retirement in April, 1994.

         C. Management will recommend that WDM be granted stock options during the normal process for option grant consideration in 1993 and 1994, and will recommend to the Organization and Compensation Committee of the Board of Directors that it accelerate the vesting of any outstanding options granted to WDM by the date of his retirement in April, 1994.

         D. Management will recommend that WDM be included for participation in the company's variable compensation award plan applicable to fiscal year 1993.
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         E.      Management will recommend that WDM be awarded a financial
                 planning grant in May, 1993 under the standard terms of the plan applicable to such grants.

         F. Management will recommend that WDM's participation in the executive death benefit program be continued following his retirement, under the terms of the plan.

         G. In addition to any benefits payable under the company's various retirement plans at the date of his actual retirement, the company will pay to WDM on or about the date of his actual retirement a lump sum equal to the estimated present day value of the difference between the benefits then payable and the amount which would be payable to him at age 65, assuming continuous employment until that age and certain compensation and interest rate assumptions. It is agreed that this lump sum payment shall be in the amount of $349,000. Additionally, the company will provide to WDM on or about his actual retirement date the lump sum of $19,600, which the parties agree reflects an amount equal to the estimated monthly social security benefits he would receive at age 62 for the period between his actual retirement and his attaining age 62.

         H. WDM will be able to participate in all other post-retirement benefits which are available to retirees, pursuant to their plan terms and insofar as they are maintained by the company, including the Health Care Plan.

         I. For a period of three (3) years following his actual retirement, WDM will provide exclusive consulting services to Lubrizol and will not provide services to or be employed, directly or indirectly, including as a consultant, by any other company which is or may become a competitor of Lubrizol. As compensation for the promise contained in this paragraph, WDM will be paid $100,000 for each of the three years, payable May 1, 1994; May 1, 1995; and May 1, 1996. For services under the consulting arrangement, to be set forth with more particularity in a separate consulting services agreement, WDM will be paid an additional $50,000 for each of the three years.

         4. WDM agrees to release and discharge forever Lubrizol from all causes of action, claims, demands, costs and expenses for damages which he now has, whether known or unknown, on account of his employment with Lubrizol and/or his termination of employment with Lubrizol. This release includes, but is not limited to, any claim of discrimination on any basis, including race, color, national origin, religion, sex, age or handicap arising under any federal, state, or local statute, ordinance, order or law, including the Age Discrimination in Employment Act; and any claim that the Released Parties, jointly or severally, breached any contract or promise, express or implied, or any term or condition of WDM's employment; and any claim for promissory estoppel arising out of WDM's employment with Lubrizol; and any other issue arising out of his employment with Lubrizol.

         5. WDM agrees that he will return all Lubrizol property in his possession at or about the time of his actual retirement.
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       6.        WDM acknowledges that the payment of the consideration
enumerated in Paragraph 3 of this Early Retirement Agreement and General Release is solely in exchange for the promises in this Early Retirement Agreement and General Release. WDM further acknowledges that such payment does not constitute an admission by the Released Parties of liability or of violation of any applicable law or regulation.

       7. WDM agrees that all provisions, terms and conditions of this General Release are and shall remain CONFIDENTIAL (except his attorney and immediate family) and shall not be disclosed to any person not a party hereto under any circumstances, except as required by law.

       8. WDM acknowledges that by reason of his position with Lubrizol, he has had access to confidential materials and information concerning Lubrizol's business affairs. WDM represents that he has held all such materials and information CONFIDENTIAL and will continue to do so.

       9. WDM agrees that in the event that he breaches any of the terms of this agreement, he will forfeit the settlement amount plus pay any expenses or damages incurred as a result of the breach.

     10. WDM agrees that no promises or agreements have been made to him except those contained in this Early Retirement Agreement and General Release.

      11. WDM may revoke and cancel this General Release by providing written notice of such revocation to Lubrizol to the attention of Mark W. Meister. Such written notice must be received by Lubrizol within seven (7) days after WDM's execution of this General Release. If he does so revoke, this General Release will be null and void and Lubrizol shall have no obligation to make the payments provided in Paragraph 3. This General Release shall not become effective and enforceable until after the expiration of this 7-day revocation period; after such time, if there has been no revocation, the General Release shall be fully effective and enforceable.

      12. If any provision of this Early Retirement Agreement and General Release is declared invalid or unenforceable, the remaining portions shall not be affected thereby and shall be enforced.

     13. This Early Retirement Agreement and General Release shall be governed under the Laws of the State of Ohio.




The Lubrizol Corporation                   /s/ William D. Manning
                                           -----------------------------
                                               William D. Manning

By: /s/ Mark W. Meister                    Date:  4-12-93
   -------------------------                    ------------------------
        Mark W. Meister

Date:  4-14-93
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